Confidential Materials omitted and provided separately with the	Exhibit 10.30
Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION COPY

ELAN PHARMA INTERNATIONAL

LIMITED

AND

NITROMED, INC.

LICENSE AGREEMENT

INDEX

1.	Definitions and Interpretation
2.	The License
3.	Intellectual Property
4.	Non-Competition
5.	Registration, Marketing and the Promotion of the Product
6.	Production License
7.	Financial Provisions
8.	Payments, Reports and Audits
9.	Duration and Termination
10.	Consequences of Termination
11.	Warranties, Indemnification and Liability
12.	Confidentiality
13.	Miscellaneous Provisions
Schedule 1	Technological Competitors of Elan
Schedule 2	Key Terms for Supply Agreement
Schedule 3	Product Manufacturing Costs

THIS AGREEMENT is dated 9 February, 2007.

PARTIES:

(1)                                 ELAN PHARMA INTERNATIONAL LIMITED, a public limited company incorporated under the laws of Ireland, having its registered office at Monksland Industrial Estate, Athlone, County Westmeath Ireland (“Elan”); and

(2)                                 NITROMED, INC., a Delaware corporation, having its principal place of business at 125 Spring Street, Lexington MA 02421-7801 (“NitroMed”).

BACKGROUND:

(A)                              Elan possesses certain proprietary technology and confidential information used or useful in the manufacture and use of pharmaceutical products displaying a sustained or modified release profile, as described more fully below.

(B)                                NitroMed is developing pharmaceutical formulations containing the Compound, as defined below.

(C)                                NitroMed wishes to enter into this Agreement to obtain the right to utilize the Elan Intellectual Property (as defined below) to import, use, offer for sale and sell the Product in the Field in the Territory, on the terms and conditions set out below.

(D)                               Simultaneously with this Agreement, Elan’s Affiliate EDDI (as defined below) and NitroMed have entered into a Development Agreement whereby EDDI is to develop the Product (the “Development Agreement”).

TERMS:

The parties agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1.                              Definitions.  In this Agreement:

“Affiliate” means any corporation or entity controlling, controlled or under common control with Elan or NitroMed, as the case may be.  For the purposes of this Agreement, “control” means the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

“Agreement” means this license agreement (which expression shall be deemed to include its Recitals and Schedules).

“BiDil” means the existing immediate release product containing the Compound that is currently marketed in the United States by NitroMed.

“Business Days” means Monday to Friday inclusive, excluding any days on which the clearing banks are generally closed in Dublin and/or New York.

“Claims” means all and any claims (whether successful or otherwise), loss, liability, damages and expenses, including reasonable attorneys’ fees and expenses and legal costs.

“CMC Section” means the chemistry, manufacturing, and controls section of the Regulatory Application in the USA as defined in 21 C.F.R. Section 314.50 (1) relating to the Product, as may be amended from time to time, and/or its equivalent in other Regulatory Applications.

“Competitive Product” means any pharmaceutical product (other than the Product itself) that has received final regulatory approval (including marketing, pricing, reimbursement and any other applicable approval) from the applicable Governmental Authority in a country in the Territory for use solely for the treatment of heart failure as an adjunct to current standard therapy in self-identified black patients to improve survival.

“Compound” means the combination of the active drug substances isosorbide dinitrate and hydralazine HCl and/or other salts, bases and isomeric forms of each.

“Compound Data” means data relating to the Compound generated by NitroMed or EDDI pursuant to the R&D Program.

“DMF” means the Drug Master File, as defined in the 21 C.F.R., Section 314.420 and/or its equivalent in the other countries of the Territory, which Elan (or an Affiliate) may file in respect of the Elan Technology and the application of the Elan Technology as regards the Product.

“EDDI” means Elan Drug Delivery  Inc., a Delaware corporation, having its principal place of business at 3000 Horizon Drive, King of Prussia, PA 19406

“EEA” means the Member States of the European Economic Area, as same may change from time to time in terms of Member States.

“EHI” means Elan Holdings, Inc a Delaware corporation having its principal place of business at 1300 Gould Drive, Gainesville, GA 30504, USA.

“Effective Date” means the date of this Agreement as first set forth above.

“Elan Improvements” means any and all improvements to the Elan Patents, the Elan Know-How, the Elan Technology and/or the Product Patents that have been conceived, created, developed and/or otherwise invented by Elan and/or NitroMed under the R&D Program, or otherwise pursuant to this Agreement.

“Elan Intellectual Property” means the Elan Know-How, the Elan Patents, the Elan Improvements and the Product Patents.

“Elan Know-How” means any and all rights owned, licensed or controlled by Elan as of the Effective Date to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to the Elan Technology which is not generally known to the public.

“Elan Patents” means any and all Patent Rights now existing, currently pending or hereafter filed by Elan relating to the Elan Technology.

“Elan Technology” means the SODAS® oral controlled release formulation technology that comprises the formation of 0.5-5mm beads containing an active agent and excipients which can be coated with a product-specific modified release polymer and then formulated into a final formulation such as a sprinkle, a tablet or a capsule, as applied in the Elan Know-How.

“Elan Trademark” means SODAS® or such other trade marks as Elan may from time to time reasonably specify.

“EXW” (ex works) has the same meaning as in the ICC Incoterms 2000, International Rules for the Interpretation of Trade Terms, ICC Publication No. 560.

“FDA” means the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the Product in the United States of America.

“Field” means the use as a prescription or over-the-counter pharmaceutical product in humans.

“Force Majeure” means any cause or condition beyond the reasonable control of the party obliged to perform, including acts of God, acts of government (in particular with respect to the refusal to issue necessary import or export licenses), fire, flood, earthquake, war, acts of terrorism, riots or embargoes, strikes or other labour difficulties affecting a party.

“Governmental Authority” means all governmental and regulatory bodies, agencies, departments or entities, whether or not located in the Territory, which regulate, direct or control commercial and other related activities in or with the Territory.

“In Market” means the sale of the Product in the Territory by NitroMed, or where applicable, by a permitted sub-licensee, to an unaffiliated third party, such as a wholesaler, distributor, managed care organisation, hospital or pharmacy, and shall exclude the transfer pricing of the Product by one NitroMed Affiliate to another NitroMed Affiliate or a permitted sub-licensee.

“Major Market(s)” means the United States, the United Kingdom, France, Germany, Spain and Italy and such additional countries as may be agreed by the parties from time to time.

“Major Territories” means the United States, the United Kingdom, France, Germany, Spain, Italy, Canada, Australia, New Zealand, Japan, South Korea and Brazil.

“Net Sales” shall, subject to the provisions of Clause 7.4, mean in the case of Product sold by NitroMed, or by a permitted sub-licensee, the aggregate gross In Market sales proceeds billed for the Product by NitroMed, or by a permitted sub-licensee, as the case may be, in accordance with generally accepted accounting principles, less the following:

(i)                                     trade, cash or quantity discounts, allowances, adjustments and rejections;

(ii)                                  rebates, recalls (other than where the Product is replaced without charge) and returns;

(iii)                               price reductions or rebates imposed by Governmental Authorities;

(iv)                              debts arising from failure to collect on customer accounts (such debts not to exceed 1% of gross In Market sales);

(v)                                 sales, excise, turnover, inventory, value-added and similar taxes assessed on the royalty-bearing sale of such Product, but not including any taxes on income paid by or assessed against NitroMed or a permitted sub-licensee;

(vi)                              transportation, importation, shipping, insurance and other handling expenses directly chargeable to the royalty-bearing sale of the Product, but only to the extent that such expenses are separately delineated in the applicable invoices; and

(vii)                           chargebacks granted to drug wholesalers or their customers in cases where there are not direct shipments to such customers by NitroMed or its permitted sublicense.

Any discretionary rebates, discounts or adjustments shall be commercially reasonable and consistent with standard industry practices.

“NitroMed Improvements” means any and all improvements to the NitroMed Patents, the NitroMed Know-How and/or the Compound that have been conceived, created, developed and/or otherwise invented by NitroMed and/or Elan under the R&D Program, or otherwise pursuant to this Agreement.

“NitroMed Intellectual Property” means the NitroMed Know-How, the NitroMed Patents and the NitroMed Improvements.

“NitroMed Know-How” means any and all rights owned, licensed or controlled by NitroMed (otherwise than pursuant to the Elan License) to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations and designs and expertise relating to the Compound which is not generally known to the public.

“NitroMed Patents” means any and all Patent Rights now existing, currently pending or hereafter filed, or acquired or licensed by NitroMed relating to the Compound.

“NitroMed Trademark” means NitroMed’s rights to use the trademark(s) NitroMed®, BiDil®, NitRx®, the NitroMed “N” logo and such other trademarks as NitroMed may from time to time reasonably specify.

“Patent Rights” means any and all rights under any and all patent applications and/or issued or granted patents, now existing, currently pending or hereafter filed, including, but not limited to, provisional applications, substitutions, divisionals, continuations, continuations-in-part, renewals and any foreign counterparts thereof or equivalents thereto, including the right to claim priority from any of the foregoing under the Paris Convention, and all patents issuing or granted on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof, or any other government-issued rights substantially equivalent to the foregoing.

“Product” means the once or twice-daily oral tablet or oral capsule formulation(s) incorporating the Elan Technology and containing the Compound as its sole active combination of ingredients, being developed pursuant to the R&D Program.

“Product Patents” means Patent Rights specifically exemplifying or claiming the Product.  For the avoidance of doubt, Product Patents do not include the NitroMed Patents or the Elan Patents.

“Prosecute” means in relation to a class of intellectual property:

(a)                                  to secure the grant of any patent application within such class;

(b)                                 to file and prosecute patent applications on patentable inventions and discoveries relating to that class;

(c)                                  to defend all such applications against third party oppositions; and

(d)                                 to maintain in force any issued letters patent relating to the same and “Prosecution” has a corresponding meaning.

“R&D Program” means the research and development program set forth in the Development Agreement.

“Regulatory Application” means any regulatory application or any other application for marketing approval for the Product, which NitroMed may file in the Territory, including any supplements or amendments thereto which NitroMed may file.

“Regulatory Approval” means the final approval to market the Product in any country of the Territory, including all approvals which are required to launch the Product in the normal course of business.

“Supply Agreement” means the manufacturing and supply agreement to be negotiated in good faith between Elan and NitroMed whereby Elan will supply substantially all of NitroMed’s commercial requirements of the Product, subject to the terms herein and therein, and which shall incorporate the key terms set out in Schedule 2.

“Technical Failure” means the inability to achieve a pharmacokinetic profile for Product (assessing Cmax (maximum concentration) and AUC (area under the curve) criteria within 80-125% of mean data) consistent with that of BiDil administered three times daily (at 6 hour intervals).

“Technological Competitor” means a person or entity listed in Schedule 1, and divisions, subsidiaries and successors thereof, and such other corporate entities that, other than as a de minimis activity, develop oral drug delivery technology displaying a sustained release or modified release profile and/or manufacture products displaying a sustained or modified release profile that Elan may request to add to Schedule 1 from time to time, subject to the consent of NitroMed, which consent may not be unreasonably withheld or delayed.

“Term” means the term of this Agreement, as set out in Clause 9.

“Territory” means all of the countries of the world.

“$” and “US$” mean United States Dollars.

1.2.                              Further Definitions.  In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below:

Definition	Clause
“Alternate Source”	6.1
“Bankruptcy Code”	2.3
“Confidential Information”	12.1
“Development Agreement”	Recital (D)
“Disclosing Party”	12.12
“Due Date”	8.8
“Elan License”	2.1
“Estimated Statement”	8.1
“Final Statement”	8.1
“Firm”	3.5.5
“Infringement Claim”	3.4.1
“Initial Term”	9.1
“License Milestone Payments”	7.1
“Manufacturer”	6.1.2
“Second Source”	6.1
“Tech Transfer Program”	6.2
“Notice”	13.11.1
“Notified Party”	3.5.1
“Notifying Party”	3.5.1

1.3.                              Interpretation.  In this Agreement:

1.3.1                        the singular includes the plural and vice versa, and unless the context or subject otherwise requires, references to words in one gender include references to the other genders;

1.3.2                        references to persons include all natural or legal persons including unincorporated associations;

1.3.3                        unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement;

1.3.4                        the headings in this Agreement are inserted for convenience only and do not affect its construction; and

1.3.5                        the expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

2.                                      THE LICENSE

2.1.                              Elan License to NitroMed.  Subject to the terms of this Agreement, Elan hereby grants to NitroMed for the Term an exclusive license (the “Elan License”) to the Elan Intellectual Property to import, use, offer for sale and sell the Product in the Field in the Territory. For the avoidance of doubt, the Elan License does not include the right to perform any formulation and/or process development activities for the Product.

2.2.                              Sub-licensing.  NitroMed shall be entitled to grant sub-licenses in respect of the Elan Intellectual Property in one or more countries of the Territory, subject to the following conditions:

2.2.1                        NitroMed shall have the right to grant a sub-license to a Technological Competitor solely for the purposes of co-promotion, distribution and/or marketing in countries where a DMF or equivalent procedure exists such that Elan will not be required to disclose to the sub-licensee or publicly Elan’s Confidential Information; outside of these countries NitroMed shall have the right to grant a sub-license to a Technological Competitor for the purposes aforementioned provided all of the following conditions are met (and in the case of a Technological Competitor acquiring control of NitroMed pursuant to Clause 13.2.4, or the assignment of this Agreement to a Technological Competitor pursuant to Clause 13.2.2, the requirements of this Clause 2.2.1 shall apply):

(a) the potential sub-licensee does not generate a majority of its revenues in connection with activities in relation to oral controlled release technologies;

(b) the commercialisation activities in relation to the Product will be carried out by a separate division that is  not  involved in any activities related to sub-licensee’s oral controlled release technology;

(c) NitroMed has used its reasonable best efforts to ensure that the potential sub-licensee does not gain access to Elan’s confidential information in relation to the chemistry, manufacturing and control processes for the Product and to this end the parties agree to negotiate in good faith an appropriate three-way confidentiality agreement between NitroMed, Elan and the potential sub-licensee; and

(d) if such access to information cannot be avoided then Elan and NitroMed shall discuss in good faith the establishment of mechanisms to allow for the maximum reasonable protection of Elan’s confidential information whilst permitting the commercialisation of the Product in such countries, which will ensure that the potential sub-licensee provides, directly to Elan, appropriate undertakings, with appropriate rights of enforcement of those undertakings.

2.2.2                        NitroMed shall not grant a sub-license to a person selling Competitive Products, and any sub-license shall automatically terminate upon the sub-licensee selling Competitive Products;

2.2.3                        Any sub-license granted shall be in the same terms as the terms of this Agreement insofar as they are applicable, mutatis mutandis, but excluding the right to grant a sub-license or a production license;

2.2.4                        For the avoidance of doubt, NitroMed shall ensure that Elan shall have the same rights of audit and inspection vis-à-vis a sub-licensee as Elan has vis-à-vis NitroMed pursuant to this Agreement;

2.2.5                        NitroMed shall be liable to Elan for all acts and omissions of any sub-licensee as though such acts and omissions were by NitroMed; and

2.2.6                        NitroMed shall undertake to protect the confidentiality of Elan’s chemistry, manufacturing and control processes for the Product in its dealings with permitted sub-

licensees and shall not disclose any information from the CMC Section to a any third party, including a permitted sub-licensee, without the prior written consent of Elan, which consent shall not be unreasonably withheld or delayed, other than as contemplated pursuant to the terms of Clause 2.2.1.

2.3.                              Section 365(n) of the Bankruptcy Code.  The licenses granted under this Agreement shall be treated as licenses of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code.  The parties agree that each party may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code; provided that the electing party complies with the terms of this Agreement.

3.                                      INTELLECTUAL PROPERTY

3.1.                              Ownership of Intellectual Property.

3.1.1                        Elan shall be and remain the owner of the Elan Intellectual Property.

3.1.2                        NitroMed shall be and remain the owner of the NitroMed Intellectual Property.

3.2.                              Patent Prosecution and Maintenance.

3.2.1                        Elan, at its sole discretion and expense, may Prosecute the Elan Intellectual Property in the Territory.

3.2.2                        NitroMed, at its sole discretion and expense, may Prosecute the NitroMed Intellectual Property in the Territory.

3.2.3                        Elan shall promptly notify NitroMed of any developments that fall within the NitroMed Intellectual Property.  NitroMed shall promptly notify Elan of any developments that fall within the Elan Intellectual Property.

3.2.4                        Each party shall provide the other with reasonable support in the Prosecution of the Elan Intellectual Property and the NitroMed Intellectual Property in respect of any inventions that were developed under this Agreement and shall provide all information and/or data in its possession that is necessary to support any relevant patent application in the Territory.

3.2.5                        NitroMed and Elan shall discuss the filing strategy for any proposed patent application(s) in the Territory and shall co-ordinate the filing of such patent application(s) between the two parties in order to protect the intellectual property rights of both parties in the Territory.

3.2.6                        In the event that Elan does not wish to Prosecute the Elan Intellectual Property, or some part thereof, in a particular country, Elan shall notify NitroMed prior to ceasing Prosecution, and NitroMed shall then have the right to assume such further action at its own expense.

3.3.                              Enforcement.

With respect to infringement of the Elan Intellectual Property or the NitroMed Intellectual Property as it relates to the Product or a Competitive Product the parties agree as follows:

3.3.1                        Elan and NitroMed shall promptly inform each other in writing of any actual or alleged unauthorized use of the Elan Intellectual Property or the NitroMed Intellectual Property by a third party of which it becomes aware and provide the other party with any available evidence of such unauthorized use.

3.3.2                        Subject to Clause 3.3.5, Elan shall have the right to enforce for Elan’s own benefit (including by agreement or by litigation) Elan’s intellectual property rights at its own instigation.  To the extent such rights relate to Elan Improvements and/or Product Patents, NitroMed shall reasonably cooperate with Elan to enforce such rights, provided that NitroMed is indemnified for any out-of-pocket expenses incurred in providing such cooperation.  NitroMed shall be kept advised at all times of all such suits or proceedings under this Clause 3.3.2 brought by Elan. Any recovery, lump-sum settlement, royalty payment or other consideration received by Elan for past infringement or misappropriation as a result of litigation related to the Elan Improvements and/or Product Patents shall be disbursed as follows:

3.3.2.1               first, Elan and NitroMed shall be reimbursed pro rata for the expenses of the suit actually incurred by them in connection with the alleged infringement or misappropriation including, without limitation, attorney’s fees and court costs;

3.3.2.2               second, any amount awarded in relation to actual damage (calculated on the basis of lost sales, reasonable royalty, account of profits or otherwise) shall be paid [**]% to Elan and [**]% to NitroMed; and

3.3.2.3               third, all other amounts shall be paid [**]% to Elan and [**]% to NitroMed.

3.3.3                        In the event Elan elects not to enforce the Elan Improvements and/or Product Patents pursuant to Clause 3.3.2 as a result of an actual unauthorised use of such Elan intellectual property by a third party and NitroMed has actual money damages from such unauthorised use, NitroMed may institute such infringement suit at its own expense. Elan shall reasonably cooperate with NitroMed to enforce such rights, provided that Elan is indemnified for any out-of-pocket expenses incurred in providing such cooperation. Elan shall be kept advised at all times of all such suits or proceedings under this Clause 3.3.3 brought by NitroMed. NitroMed shall not settle or compromise any such infringement suit without the prior written consent of Elan which shall not be unreasonably withheld. Any recovery, lump sum settlement, royalty payment or other consideration received by NitroMed for past infringement or misappropriation as a result of litigation related to the Elan Improvements and/or Product Patents shall be disbursed in the same manner as laid down in Clause 3.3.2.

3.3.4                        Subject to Clause 3.3.5, NitroMed shall have the right to enforce for NitroMed’s own benefit (including by agreement or through litigation) NitroMed’s intellectual property rights at its own instigation.  To the extent such rights relate to NitroMed Improvements, Elan shall fully cooperate with NitroMed to enforce such rights, provided that Elan is indemnified for out-of-pocket expenses incurred in providing such cooperation.  Elan shall be kept advised at all times of all such suits or proceedings under this Clause 3.3.4 brought by NitroMed.

3.3.5                        In the event that Elan and NitroMed Orange Book listed patents are collectively challenged, the Parties shall have joint enforcement rights. In particular under the foregoing circumstances where a “Paragraph IV Certification” (as defined in CFR Title 21) is filed by a third party against Product in the United States, the parties shall consult as to the commercial reasonableness of suing such third party for patent infringement within 15 days of receipt of such notice.  Following such discussion, the parties shall be entitled jointly to commence such action within 45 days of the date of such notice, except that no action shall be taken in relation to a party’s patent where that same party’s litigation counsel believes such claim to be baseless (even considering the doctrine of equivalents).

3.4.                              Defense of and Liability for Infringement Claims.

3.4.1                        Each of the parties shall promptly notify the other party in writing of any Claim made or brought against either of them alleging infringement or other unauthorised use of the proprietary rights of a third party arising from the development, manufacture, importation, use, offer for sale, sale or other commercialization of the Product in the Territory (“Infringement Claim”).

3.4.2                        NitroMed shall indemnify and hold harmless Elan against all Infringement Claims resulting from:

3.4.2.1               a breach by NitroMed of its representations and warranties set forth in Clauses 11.2.3 or 11.2.4; or

3.4.2.2               intellectual property which is owned by, licensed to or controlled by NitroMed, any Affiliate of NitroMed or a permitted sub-licensee in the country in question, or which is/was generated pursuant to some agreement between NitroMed (or an Affiliate or permitted sub-licensee) on the one hand and a third party on the other.

3.4.3                        Subject to Clauses 3.4.4, 3.4.5 and 3.4.6 Elan shall indemnify and hold harmless NitroMed against all Infringement Claims resulting from a breach by Elan of its representations and warranties set forth in Clauses 11.1.3 and 11.1.4. For the avoidance of doubt, the parties agree that NitroMed shall indemnify and hold harmless Elan against all claims (whether successful or otherwise), damages, losses, liabilities and expenses (including reasonable attorney’s fees) which may arise in connection with any Infringement Claim where such Infringement Claim does not result from a breach by Elan of any of its representations or warranties set forth in Clauses 11.1.3 and 11.1.4 or by NitroMed of its representations and warranties set forth in Clauses 11.2.3 and 11.2.4.

3.4.4                        Subject to Clauses 3.4.5 and 3.4.6, Elan’s aggregate cumulative liability pursuant to Clause 3.4.3 (and/or under any other provision of this Agreement) in respect of those Infringement Claims for which Elan is liable under Clause 3.4.3 (“Infringement Claim Fees”) shall not exceed certain limitations as follows:

3.4.4.1                                           [**]% of any lump sum payment due to a third party as a result of a court order or settlement in respect of the Infringement Claim (including a claim for damages); and

3.4.4.2                                           [**]% of any license fees due to a third party under any license entered into hereunder in order to develop, manufacture, sell or otherwise commercialize the Product in the Territory under this Agreement.

3.4.5                             NitroMed will be entitled to recover amounts due by Elan to NitroMed under Clause 3.4.4 solely as a credit against the royalties payable by NitroMed to Elan under the provisions of Clause 7.3, provided, however, that the maximum credit which may be claimed by NitroMed in any one such year will be [**]% of the royalty otherwise payable to Elan until such time as the aggregate amount of the credit due by Elan to NitroMed pursuant to this clause exceeds the amount that represents all royalties that have previously been paid by NitroMed to Elan under the provisions of Clause 7.3, after which such time the maximum credit shall be reduced to [**]% of the royalty otherwise payable to Elan.

3.4.5.1                                           Any deficit remaining in NitroMed’s recovery of amounts due by Elan to NitroMed under Clauses 3.4.3 and 3.4.4 following recovery by NitroMed within the limitations set forth in this Clause 3.4.5 shall be borne by NitroMed and Elan shall have no liability to NitroMed in relation thereto.

3.4.5.2                                           For the avoidance of doubt, NitroMed shall indemnify and hold harmless Elan against all Infringement Claims to the extent they are in excess of the limits set forth in Clause 3.4.4 and this Clause 3.4.5.

3.4.6                                                                                Save as specifically provided otherwise in this Clause 3.4, the provisions of Clause 11.7 shall apply as regards the conduct of any Infringement Claim.

3.4.6.1                   With reference to the provisions of Clause 11.7.4, Elan and NitroMed shall consult as regards any actions Elan or NitroMed proposes to take in order to mitigate any loss or liability in respect of any Infringement Claim, such as NitroMed ceasing to sell the Product, the parties agreeing to modify the Product, or either or both of the parties entering into a licensing or settlement negotiation with the third party.

3.4.6.2                   In the event that NitroMed and Elan fail to reach agreement on the course of such actions, the party directing such actions shall indemnify and hold the other party harmless against all Infringement Claims to the extent that such Infringement Claims (i) relate to the period after the date that  the parties were unable to reach final agreement on such action and (ii) arose as a direct result of the failure of NitroMed and Elan to reach final agreement on such action.  For the avoidance of doubt, the Elan’s aggregate cumulative liability pursuant to Clause 3.4.4 and the NitroMed recovery mechanism pursuant to Clause 3.4.5 shall apply to this Clause 3.4.6.

3.5.                                   Third Party Licenses

3.5.1                             Notice.  If during the Term either party reasonably believes that the importation, use, offer for sale or sale of the Product in the Field in the Territory would infringe the intellectual property rights of a third party and that such infringement arises from or relates to use of the Elan Technology in the Product, that party (the “Notifying Party”) shall so inform the other party (the “Notified Party”) by written notice, which shall include documents supporting the Notifying Party’s position.  If the Notifying Party believes a license from such third party is necessary or advisable to exercise its rights and obligations under this Agreement, including without limitation to sell the Product and/or mitigate any potential liability arising therefrom (a “Third Party License”), the notice shall include reference to such Third Party License.

3.5.2                             Counter-Notice.  The Notified Party shall have fifteen (15) working days to review the notice issued pursuant to Clause 3.5.1 from the Notifying Party and to agree or disagree with the Notifying Party’s belief by written counter-notice.  If the Notified Party disagrees with the Notifying Party’s belief, then the Notified Party shall provide the Notifying Party with documents supporting the Notified Party’s position.  The Notifying Party shall have fifteen (15) working days from the date of receipt to review the documents from the Notified Party.  Failure to respond to the other party’s notice shall be taken for the purposes of the decision as to whether to obtain a license under this Clause 3.5.2 (but for the avoidance of doubt, not for any other purpose whatsoever) as accession to the position of the other party.  The parties agree that the time periods as set forth in this Clause 3.5.2 may be reasonably extended by the mutual written agreement of the parties.

3.5.3                             Use of Documents.  All documents exchanged by the parties shall be maintained in confidence and shall not be used for any other purpose than the resolution of the scope of a third party’s intellectual property rights as it pertains to the importation, use, offer for sale or sale of the Product as set forth in this Agreement.

3.5.4                             Resolution.  If the Notified Party disagrees with the Notifying Party’s position pursuant to the terms as set forth in Clause 3.5.2 herein and if the Notifying Party maintains its original position after such review period, then the matter shall be referred first to the officers of Elan and NitroMed having responsibility for the subject matter of the dispute, or their designees.  Such officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner.  If such efforts do not result in a mutually satisfactory resolution of the dispute within fifteen (15) working days of such referral, the matter shall be referred to the chief executive officer of each party, or their respective designees.

3.5.5                             Final Resolution.  If the parties’ chief executive officers or their designees do not resolve the dispute within fifteen (15) working days of the matter being referred to them (or such longer time periods as may be mutually agreed in writing by the parties), an independent mutually acceptable Third Party law firm with suitable expertise in the field of intellectual property in pharmaceuticals (the “Firm”) shall be appointed to determine whether, in its opinion, the sale of the Product would infringe such third party intellectual property. The Firm’s opinion shall be binding on both parties.  An appropriate community of interest agreement shall be entered into so that the benefit of the Firm’s opinion shall inure to both parties.  Once appointed, the Firm shall not be used by either party for matters pertaining to the Elan Intellectual Property or the NitroMed Intellectual Property, other than subsequent disputes under this Clause 3.5.  The costs of the Firm shall be borne by the party with whom the Firm disagrees.

3.5.6                             Disputes Not To Be Reopened.  The procedure in Clauses 3.5.1 to 3.5.5 shall not be used more than once in relation to any particular third party intellectual property allegedly infringed, absent new and relevant facts.

3.5.7                             Negotiation.  If the parties or the Firm determine that a license should be obtained, Elan shall have the initial right to negotiate such license.  Elan shall not agree to or settle any license negotiations for an amount that exceeds its obligation to pay pursuant to Section 3.4 without NitroMed’s prior written approval.  To the extent Elan violates the foregoing, Elan shall be fully liable for the monetary obligation arising from the agreement and/or settlement as a result thereof.  In the event that Elan is unsuccessful in obtaining such a license within [**] days of the determination to seek a license from such third party, then NitroMed shall have the right to negotiate such license.  In the event that NitroMed obtains the right to negotiate a third party license pursuant to this Clause 3.5.7, and chooses to exercise such right, NitroMed shall not, without Elan’s prior written approval, propose nor agree to the grant of any right whatsoever under the Elan Intellectual Property as a part of those negotiations or as a part of any settlement arising from such negotiations.

3.5.8                             Terms.  The party attempting to negotiate the license shall:

3.5.8.1                                           use all commercially reasonable efforts to achieve commercially reasonable terms;

3.5.8.2                                           keep the other party reasonably informed of such negotiations;

3.5.8.3                                           submit to the other party any draft terms for approval;

3.5.8.4                                           reasonably take into account any comments the other party may have; and

3.5.8.5                                           without prejudice to the generality of the foregoing, use all commercially reasonable efforts to ensure that the license is sub-licensable to NitroMed (in the case of Elan) or sub-licensable and freely transferable to Elan (in the case of NitroMed).

3.5.9                             Third Party Royalties. Regardless as to whether Elan or NitroMed is responsible for negotiating any Third Party License pursuant to this Clause 3.5 the costs of obtaining such Third Party License shall be apportioned as follows:

3.5.9.1                                           Elan shall be responsible for [**] of all such costs, including license fees, milestone payments and royalties up to a maximum aggregate responsibility under all Third Party Licenses (“Third Party Royalties”) in any given calendar quarter up to [**] of the royalties otherwise payable to Elan under this Agreement in that quarter, subject to the provisions of Clause 3.4;

3.5.9.2                                           NitroMed shall be responsible for any Third Party Royalties in any calendar quarter of the Term in excess in excess of the limits set forth in Clause 3.5.9.1; and

3.5.9.3                                           Notwithstanding the foregoing, any amounts payable by NitroMed under Clause 3.5.9.2 may be carried forward to subsequent calendar quarters of the Term until exhausted. Such carry forward shall remain subject to the limit of [**] of the royalties otherwise payable to Elan under this Agreement in such calendar quarter, except as otherwise provided herein.

3.5.10                       Unrelated Licenses.  Nothing in this Clause 3.5 shall be construed as affecting NitroMed’s rights to obtain licenses wholly unrelated to the incorporation of the Elan Technology in the Product, at its own expense.

3.6.                                   Notwithstanding any provision to the contrary in this Agreement and for clarity, Elan’s maximum aggregate liability for Third Party Royalties and Infringement Claim Fees shall be limited to a maximum of [**] of the royalties otherwise payable to Elan under this Agreement, except as otherwise provided in Clause 3.4, but NitroMed shall be entitled to recover any Third Party Royalties or Infringement Claim Fees for which (in each case) Elan is responsible in excess of such quarterly limit as a credit against any royalties due to  Elan in subsequent quarters of the Term up to [**] of the royalties otherwise payable to Elan under this Agreement in such quarter, except as otherwise provided in Clause 3.4.

3.7.                                   Trademarks.

3.7.1                             NitroMed Trademark.

3.7.1.1                                           NitroMed shall market the Product in the Territory under the NitroMed Trademark.

3.7.1.2                                           NitroMed grants to Elan and its Affiliates for the Term a royalty free, worldwide, non-exclusive license to the NitroMed Trademark and, if different, trademarks showing NitroMed’s corporate logo, for the purpose of Elan’s promotion of its activities and of the Elan Technology.

3.7.1.3                                           Elan shall ensure that each reference to and use of the NitroMed Trademark by Elan is in a manner from time to time approved by NitroMed and accompanied by an acknowledgement, in a form approved by NitroMed, that the same is a trademark (or registered trademark) of NitroMed.

3.7.1.4                                           Elan shall not use the NitroMed Trademark in any way which might materially prejudice its distinctiveness or validity or the goodwill of NitroMed therein.

3.7.1.5                                           Elan shall not use in the Territory any trademarks or trade names so resembling the NitroMed Trademark as to be likely to cause confusion or deception.

3.7.1.6                                           NitroMed shall, at its sole discretion and expense, file and prosecute applications to register and maintain registrations of the NitroMed Trademark in the Territory.

3.7.1.7                                           NitroMed will be entitled to conduct all enforcement proceedings relating to the NitroMed Trademark and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the NitroMed Trademark or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of the NitroMed Trademark.  Any such proceedings shall be conducted at NitroMed’s expense and for its own benefit.

3.7.2                             Elan Trademark.

3.7.2.1                                           To the extent permitted under applicable law, NitroMed shall prominently display the Elan Trademark on the packaging of the Product and on all promotional materials in relation to the Product to acknowledge that the Elan Technology has been applied in developing and manufacturing the Product.

3.7.2.2                                           Elan grants to NitroMed for the Term a paid-up, worldwide, non-exclusive license to the Elan Trademark, solely for the purpose of fulfilling NitroMed’s obligations under this Clause 3.7.2.

3.7.2.3                                             NitroMed shall ensure that each reference to and use of the Elan Trademark by NitroMed is in a manner from time to time approved by Elan and accompanied by an acknowledgement, in a form approved by Elan, that the same is a trademark (or registered trademark) of Elan.

3.7.2.4                                           NitroMed shall not use the Elan Trademark in any way which might materially prejudice its distinctiveness or validity or the goodwill of Elan therein.

3.7.2.5                                           NitroMed shall not use in the Territory any trademarks or trade names so resembling the Elan Trademark as to be likely to cause confusion or deception.

3.7.2.6                                           Elan shall, at its sole discretion and expense, file and prosecute applications to register and maintain registrations of the Elan Trademark in the Territory.

3.7.2.7                                           Elan will be entitled to conduct all enforcement proceedings relating to the Elan Trademark and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Elan Trademark or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of the Elan Trademark.  Any such proceedings shall be conducted at Elan’s expense and for its own benefit.

4.                                           NON-COMPETITION

4.1.                                   NitroMed.  Following the earlier of (i) achievement of a pharmacokinetic profile for Product (assessing Cmax (maximum concentration) and AUC (area under the curve) criteria within 80-125% of mean data) consistent with that of BiDil administered three times daily (at 6 hour intervals) or (ii) achievement of such other pharmacokinetic profile for the Product as may be defined by the FDA, NitroMed shall not, and shall procure that its Affiliates do not develop, market or sell any oral dosage formulation containing the Compound other than (a) the Product, (b) BiDil in its current formulation or any other immediate release formulation, (c) the current formulation of BiDil or any other immediate release formulation of BiDil in combination with any other compound in the Territory and (d) any such formulation containing hydralazine as its sole active ingredient,  during the Term; (provided, however, that to the extent EEA laws and regulations specifically so require, this restriction shall apply in the EEA for a period of five years beginning on the date of First Commercial Sale of the Product in the EEA, or such other maximum time period as EEA laws and regulations shall specifically so require).

4.2.                                   Elan.  Elan shall not license, develop, manufacture or sell any oral dosage formulation (i) applying the Elan Intellectual Property to the Compound, (ii) applying the Elan Improvements to either constituent ingredient of the Compound as the sole active ingredient or (iii) applying the Elan Intellectual Property to hydralazine as the sole active ingredient: in the Territory during the Term;(provided, however, that to the extent EEA laws and regulations specifically so require, this restriction shall apply in the EEA for a period of five years beginning on the date of First Commercial Sale of the Product in the EEA, or such other maximum time period as EEA laws and regulations shall specifically so require).

5.                                           REGISTRATION, MARKETING AND THE PROMOTION OF THE PRODUCT

5.1.                                   Regulatory Matters.  Except as specified otherwise in this Agreement or in the Development Agreement and/or Supply Agreement, NitroMed shall own and shall be responsible for filing for and maintaining all necessary Regulatory Approvals and any necessary export or import licenses in relation to the Compound and/or the Product.

5.2.                                   Diligent Efforts.  NitroMed shall use commercially reasonable efforts, and at least the same level of effort as used by it with other similar products of similar sales potential:

5.2.1                             to obtain Regulatory Approvals for the Product; and

5.2.2                             to market and promote the Product with a view to achieving maximum market impact and concentration throughout the Territory.

5.3.                                   Reporting: NitroMed shall promptly notify Elan in writing of (i) the submission date of all Regulatory Applications; (ii) the date that such submissions are accepted for filing by the relevant regulatory authority and (iii) the date of all Regulatory Approvals.

5.4.                                   Promotional Campaigns  NitroMed shall:

5.4.1                             control and be responsible for the content and format of each promotional campaign to be submitted to the relevant Governmental Authority but shall inform Elan thereof in a reasonably detailed manner;

5.4.2                             within a reasonable period of time after the filing of the first Regulatory Application in the Territory, NitroMed will outline to Elan the structure of the promotional activities to be carried out by NitroMed for the period up to the first launch of the Product and for a period of one year thereafter;

5.4.3                             prior to the launch of the Product, communicate with Elan regarding its objectives for  the Product in the Territory.

5.5.                                   Meetings. Following the first Regulatory Approval of the Product, the parties shall meet as often as reasonably requested by the other (not more than once per calendar quarter). At such meetings NitroMed shall report on the ongoing sales performance of the Product in each country of the Territory, including overviews of marketing, promotional and educational campaigns, information on performance of the Product in the market and plans for the next quarterly period. Such meetings may be held by telephone. If held in person, each party shall be responsible for its own costs in respect of travel and accommodation expenses in attending such meetings.

5.6.                                   Required Markings.  All trade packaging and marketing materials shall:

5.6.1                             to the extent permitted by law, include due acknowledgement that the Product is manufactured by an Affiliate of Elan; and

5.6.2                             have marked representative patent number(s) including that of the formulation patent in respect of the Elan Patents on all Product, or otherwise reasonably communicate to the trade the existence of any Elan Patents for the countries within the Territory in such a manner as to ensure compliance with, and enforceability under, applicable laws.

5.7.                                   Launch.  NitroMed shall effect the first full scale national commercial launch of the Product:

5.7.1                             in each Major Market, within [**] days after the Regulatory Approval in that Major Market is obtained, subject to the timely receipt of launch stocks; and

5.7.2                             in each of the other countries of the Territory, within [**] days after the relevant Regulatory Approval in that country is obtained, subject to the timely receipt of launch stocks.

6.                                           PRODUCTION LICENSE

6.1.                                   Qualification.  NitroMed shall be entitled at its own expense to qualify another facility as an alternate to supply of the Product by Elan or its affiliates  (“Alternate Source”), subject to the following provisions if the operator of NitroMed’ desired facility is not NitroMed or an Affiliate of NitroMed:

6.1.1                             The facility shall be subject to the written approval of Elan, which shall not be unreasonably withheld.

6.1.2                             The operator of the facility (the “Manufacturer”) shall have undertaken to Elan, in terms reasonably satisfactory to Elan, to protect the confidentiality of Elan’s manufacturing processes related to Product and not use them for any other purpose.

6.2.                                   Technology Transfer Program.  In the event that NitroMed wishes to qualify an Alternate Source, it shall so notify Elan in writing.  Thereafter, the parties shall negotiate in good faith a technology transfer program (“Tech Transfer Program”) consistent with this Agreement.  Elan may specify that its activities shall be carried out by Elan or another Affiliate.  Such Tech Transfer Program shall have due regard to the commercial interests of Elan in relation to the manufacture of the Product and other products, and shall be such that the Program will be completed with due dispatch but without undue disruption to Elan’s   other commercial activities.

6.3.                                   Assistance.  At NitroMed’s request, it shall be part of the Tech Transfer Program that Elan shall use commercially reasonable efforts to assist in qualifying the Alternate Source as an alternative site of manufacture of the Product.  Pursuant to this obligation, Elan shall:

6.3.1                             provide NitroMed or the Manufacturer (at NitroMed’s request) with any information necessary to manufacture the Product;

6.3.2                             provide to NitroMed or the Manufacturer (at NitroMed’s request) the documentation constituting the required material support, more particularly practical performance advice, shop practice, specifications as to materials to be used and control methods;

6.3.3                             assist NitroMed and/or the Manufacturer (at NitroMed’s request) with the working up and use of the technology and with the training of Manufacturer’s personnel to the extent which may reasonably be necessary in relation to the manufacture of the Product by the Manufacturer.  In this regard, Elan will receive the NitroMed’s and/or Manufacturer’s scientific staff, as applicable, in its premises for certain periods, the term of which will be agreed by the parties; and

6.3.4                             comply with the other obligations and responsibilities of Elan relating to technology transfer to the Alternate Source, as set forth in the Tech Transfer Program.

6.4.                                   NitroMed Obligations.  NitroMed shall comply with its obligations and responsibilities set forth in the Tech Transfer Program.

6.5.                                   Technological Competitors.  Under no circumstances may the Manufacturer be a Technological Competitor.  In the event of a Manufacturer becoming a Technological Competitor or an Affiliate of a Technological Competitor, all manufacturing rights of the Manufacturer shall cease.  In such event, Elan shall on request negotiate in good faith terms for qualifying and using a different Alternate Source.

6.6.                                   Supply of Product from Alternate Source.  NitroMed may acquire from the Alternate Source only such quantities of Product as are permitted to be so sourced under the terms of the Supply Agreement, as amended from time to time.

7.                                           FINANCIAL PROVISIONS

7.1.                                   License Milestone Payments.  In consideration of the grant of the Elan License, NitroMed shall pay to Elan the following non-refundable amounts:

7.1.1                             a milestone payment of US$[**] dollars) upon the execution of this Agreement by both NitroMed and Elan;

7.1.2                             a milestone payment of US$[**] dollars) upon the delivery by EDDI of clinical supplies of the Product for the first pivotal study of the Product (Phase II or Phase III) or, if earlier, upon the License Milestone Payment referred to in Clause 7.1.3 becoming payable (in addition to such payment);

7.1.3                             a milestone payment of US$[**] dollars) upon the first filing of a DMF supportive of a Regulatory Application, provided that Elan is not notified by the FDA or its equivalent in another country within thirty (30) days of filing of the rejection thereof, in which case such milestone payment shall be payable upon notice of acceptance of such DMF filing, or if earlier, Regulatory Approval of the Product in that country;

7.1.4                             a milestone payment of US$[**] dollars) upon the first Regulatory Approval of the Product.

(the payments described in Clauses 7.1.1 to 7.1.4 being “License Milestone Payments”).

The License Milestone Payments shall be payable in respect of each of the once-daily and twice —daily formulations of the Product, as and when applicable, but in no circumstances will such License Milestone Payments be payable more than twice each.

7.2.                                   Not Subject to Future Performance Obligations.  The License Fee and the License Milestone Payments shall not be subject to future performance obligations of Elan to NitroMed and shall not be applicable against future services provided by Elan to NitroMed.

The terms of Clause 7.1 relating to the License Fee and License Milestone Payments are independent and distinct from the other terms of this Agreement.

7.3.                                   Royalty on Sales.  In further consideration of the grant of the Elan License, NitroMed shall pay to Elan a non-refundable royalty calculated by reference to the table set out below, being the royalties within the bands of aggregate Net Sales below for the applicable formulation as from the date of its first commercial sale at the corresponding royalty percentage below:

Formulation	Annual Net Sales Bands	Applicable Royalty Rate

Once-daily	First US$[**]	[**]% of Net Sales

	Next US$[**]	[**]% of Net Sales

	Increments above US$[**]	[**]% of Net Sales

Twice-daily	First US$[**]	[**]% of Net Sales

	Next US$[**]	[**]% of Net Sales

	Increments above US$[**]	[**]% of Net Sales

By way of example for the purposes of clarifying the intention of the parties, if: (a) prior to commencement of a given calendar quarter, aggregate Net Sales to date are $[**] for the once daily formulation and $[**] for the twice daily formulation; and (b) Net Sales in the calendar quarter are $[**] for each formulation, the royalty payable shall be:

Once-daily —first band:  ($[**] - $[**]) x [**]%

PLUS

Once-daily —second band:  ($[**] - ($[**] - $[**]) x [**]%

PLUS

Twice-daily — first band:  $[**] x [**]%

= $[**] + $[**] + $[**] = $[**]

7.4.                                   Bundling.  In the event that NitroMed or a permitted sub-licensee shall sell the Product together with other products to third parties (by the method commonly known in the pharmaceutical industry as “bundling”), the price attributable to the Product shall be discounted by reference to the average price of “arms length” sales by no more than the discount applied to any other product with which it is bundled.

7.5.                                   Method of calculation of fees.  The parties acknowledge and agree that the methods for calculating the royalties and fees under this Agreement are for the purposes of the convenience of the parties, are freely chosen and not coerced.

8.                                           PAYMENTS, REPORTS AND AUDITS

8.1.                                   Records.  NitroMed shall keep true and accurate records of gross sales of the Product, the items deducted from the gross amount in calculating the Net Sales, the Net Sales and the royalties payable to Elan under Clause 7.3.  NitroMed shall deliver to Elan a written estimated statement (the “Estimated Statement”) thereof within 45 days following the end of each calendar quarter, (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter, with a written final statement (the “Final Statement”) to be delivered by NitroMed to Elan no later than 75 days following the end of each calendar quarter.  The Estimated Statement shall outline on a country-by-country basis, the calculation of the Net Sales from gross revenues during that calendar quarter, the aggregate Net Sales of each formulation from its first commercial sale to the end of that calendar quarter, the applicable percentage rate, and a computation of the sums due to Elan.  Following the delivery of the Final Statement for each calendar quarter, the parties shall reconcile the Estimated Statement and the Final Statement.  If the Final Statement reports a greater amount of royalties due than were initially reported in the Estimated Statement, NitroMed shall pay the difference to Elan.  If the Final Statement reports a lesser amount of royalties due that was initially reported in the Estimated Statement, Elan shall refund the difference to NitroMed.  In either case, the additional amount due to Elan or the refund due to NitroMed shall be paid by the other party, as the case may be, within 30 days of delivery of the Final Statement.  The parties’ financial officers shall agree upon the precise format of the Estimated Statement and the Final Statement.

8.2.                                   Foreign Currency.  Net Sales of the Product based on sales amounts in a currency other than US$ shall be converted to US$ on the basis of the median exchange rate in effect for the purchase of US$ with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) at the closing of the Business Days during the calendar quarter in question, prior to being included in the Estimated Statement or the Final Statement.

8.3.                                   VAT.  All payments to Elan are exclusive of any applicable value added or any other sales tax for which NitroMed will be additionally liable if applicable.

8.4.                                   Taxes.  If NitroMed is required by law to pay or withhold any income or other taxes on behalf of Elan with respect to any monies payable to Elan under this Agreement:

8.4.1                             NitroMed shall deduct them from the amount of such monies due;

8.4.2                             any such tax required to be paid or withheld shall be an expense of and borne solely by Elan;

8.4.3                             NitroMed shall promptly provide Elan with a certificate or other documentary evidence to enable Elan to support a claim for a refund or a foreign tax credit.

8.5.                                   Double Tax Co-operation.  Elan and NitroMed agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available in order to enable NitroMed to make such payments to Elan without any deduction or withholding.

8.6.                                   Timing.  Payments to Elan shall be made as follows:

8.6.1                             each of the License Milestone Payments shall be paid within 45 days of the achievement of the relevant event to which they relate; and

8.6.2                             payment of royalties shall be made upon provision of the Estimated Statement (subject to applicable further payment or refund in the event the Final Statement reports a greater or lesser amount of royalties due, as the case may be).

8.7.                                   Manner of Payment.  All payments due hereunder shall be made in US$ to the designated bank account of Elan in accordance with such timely written instructions as Elan shall from time to time provide.

8.8.                                   Interest.  Without prejudice to Elan’s other remedies hereunder, NitroMed shall pay interest to Elan on sums not paid to Elan on the date on which payment should have been made pursuant to the applicable provisions of this Agreement (“Due Date”) over the period from the Due Date until the date of actual payment (both before and after judgement) at the Prime Rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office on the Due Date (or next to occur Business Day, if such date is not a Business Day) plus 5%, such interest to payable on demand from time to time and compounded monthly.  Interest shall be payable both before and after judgment.

8.9.                                   Audit.  For the 180 day period following the close of each calendar year of the Agreement, NitroMed will, in the event that Elan reasonably requests such access, provide Elan’s independent certified accountants (reasonably acceptable to the other party) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to NitroMed’s books and records relating to the Product, solely for the purpose of verifying the accuracy and reasonable composition of the calculations under this Agreement for the calendar year then ended.

8.10.                             Correction of Discrepancies.  In the event of a discovery of a discrepancy, a correcting payment shall be made forthwith by NitroMed to Elan or Elan to NitroMed, as the case may be, together with interest at the rate specified in Clause 8.8.  If the discrepancy exceeds 5% of the amount due or charged by a party for any period and provided that the amount of the discrepancy exceeds US$25,000, then additionally the cost of such accountants shall be borne by the audited party.

9.              DURATION AND TERMINATION

9.1.                                   Initial Term.  This Agreement shall be deemed to have come into force on the Effective Date and, subject to the rights of termination outlined in this Clause 9 and the provisions of applicable laws, will expire:

9.1.1                             In the US:  on (a) the 20th anniversary of the date of the first In Market sale of the Product; or (b) the expiration of the last-to-expire patent for the Product listed in the Food and Drug Administration’s “Orange Book”; and

9.1.2                             Elsewhere in the Territory, on a country by country basis: on (a) the 20th anniversary of the date of the first In Market sale of the Product in the country concerned; or (b)  the expiration of the life of the last to expire patent included in the Elan Intellectual Property in that country;

in each case whichever date is later to occur (the “Initial Term”).

9.2.                                   Continuation.  At the end of the Initial Term, the Agreement shall continue automatically for rolling 3 year periods thereafter, unless the Agreement has been terminated by either of the parties by serving 1 year’s written notice on the other party immediately prior to the end of the Initial Term or any such additional 3 year period.

9.3.                                   Breach / Insolvency.  In addition to the rights of termination provided for elsewhere in this Agreement, either party will be entitled forthwith to terminate this Agreement by written notice to the other party if:

9.3.1                             that other party commits a material breach of any of the provisions of this Agreement, and fails to cure the same within [**] days after receipt of a written notice from another party hereto giving full particulars of the breach and requiring it to be remedied; provided, that if the breaching party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the [**] day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in writing by the parties;

9.3.2                             that other party goes into liquidation under the laws of any applicable jurisdiction (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

9.3.3                             a receiver, administrator, examiner, trustee or similar officer is appointed over all or substantially all of assets of that other party under the laws of any applicable jurisdiction; or

9.3.4                             any proceedings are filed or commenced by that other party under bankruptcy, insolvency or debtor relief laws, or anything analogous to any of the foregoing under the laws of any applicable jurisdiction occurs in relation to that other party.

9.4.                                   Additional Elan Rights.  In further addition to the rights and termination provided for elsewhere in this Agreement, Elan shall be entitled to terminate this Agreement with respect to any particular country in the Territory in the event that NitroMed, in such particular country:

9.4.1                             fails to use commercially reasonable efforts to develop and promote the Product in any Major Territory;

9.4.2                             notifies Elan that it does not wish to commercialise the Product in a Major Market or does not notify Elan within [**] months of the later of the completion of the R&D Program or the conclusion of the Phase III clinical trial program as regards a Major Market that it wishes to advance to commercialisation of the Product; or

9.4.3                             fails to obtain Regulatory Approval in a Major Market in Europe within [**] months of receiving marketing authorisation in that country, or under the mutual recognition procedure, as the case may be, unless such failure is due to circumstances beyond NitroMed’s control (including governmental action, inaction and / or delay).

Elan agrees that, prior to exercising its termination rights under this Clause 9.4, it shall (i) consult with NitroMed, and (ii) grant extensions to the above timelines (the duration of which shall be at Elan’s sole discretion), provided Elan has been in receipt of information from NitroMed that has demonstrated (either pursuant to the meetings referred to in Clause 5.5 or otherwise) that such extensions are reasonably required.

9.5.                                   Cross-Termination.  This Agreement shall automatically terminate upon the termination of the Development Agreement or the termination of the Supply Agreement.  For the purposes of Clause 10, such a termination of this Agreement shall be treated:

9.5.1                             if termination of the Development Agreement or Supply Agreement is on the ground of a material breach by NitroMed or EDDI / EHI (as the case may be), as if this Agreement were terminated on the ground of a material breach by NitroMed or Elan, as the case may be; and

9.5.2                             if termination of the Development Agreement or the Supply Agreement is on the ground of the insolvency of NitroMed or EDDI / EHI (as the case may be), as if this Agreement were terminated on the ground of the insolvency of NitroMed or Elan, as the case may be.

9.6.                                   Additional NitroMed Termination Rights.  In further addition to the rights and termination provided for elsewhere in this Agreement, NitroMed shall be entitled to terminate this Agreement in the event of a Technical Failure.

10.            CONSEQUENCES OF TERMINATION

10.1.                             General Consequence.  Upon exercise of those rights of termination specified in Clause 9 or elsewhere in this Agreement, this Agreement shall, subject to Clause 10.2, automatically terminate forthwith and be of no further legal force or effect.

10.2.                             Specific Consequences.  Upon termination of the Agreement by either party, or upon termination by Elan of a license for a particular country under Clause 9.4, the following shall be the consequences relating to the Territory or the particular country, as applicable:

10.2.1                       any sums that were due from NitroMed to Elan under the provisions of this Agreement prior to its termination or expiry shall be paid in full within 14 days of termination of this Agreement and Elan shall not be liable to repay to NitroMed any amount of money paid or payable by NitroMed to Elan up to the date of the termination of this Agreement;

10.2.2                       all representations and warranties shall insofar as are appropriate remain in full force and effect;

10.2.3                       the provisions of this Agreement regarding with respect to confidentiality and non-use of materials or confidential information shall remain in effect for a further period of 7 (seven) years.

10.2.4                       the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

10.2.5                       the license granted by Elan to NitroMed of the Elan Trademark under Clause 3.7.2.2 shall automatically terminate; provided, however, that NitroMed may utilize such license for a period not exceeding six (6) months after termination in connection with the sale of any inventory existing at the time of termination subject to the provisions of this Agreement regarding royalties in respect thereof;

10.2.6                       any other provision of this Agreement which, by its nature, is intended to continue after termination, shall survive termination; and

10.2.7                       any sub-license granted under Clause 2.2 shall automatically terminate.

11.            WARRANTIES, INDEMNIFICATION AND LIABILITY

11.1.                             Elan Warranties.  Elan represents and warrants to NitroMed as of the Effective Date, as follows:

11.1.1                       Elan has the right to enter into this Agreement and grant the Elan License.

11.1.2                       There are no agreements between Elan and any third party that conflict with the Elan License.

11.1.3                       Elan has not been notified of, nor to the best of its knowledge with no special search are there any, infringement proceedings, actions, suits or complaints pending against nor any outstanding injunctions, judgments, orders, decrees, rulings or other charges against, Elan or any Affiliate of Elan in connection with the Elan Patents, the Elan Technology or the Elan Know How in the Territory that may affect the making, using, or selling of the Product.

11.1.4                       Elan has not been notified of any allegation by a third party that the application of the Elan Patents, the Elan Technology or the Elan Know-How in the Territory as it may concern the making, using, or selling of the Product infringes the intellectual property rights of a third party, nor to the best of its knowledge with no special search has any such allegation been made.

11.2.                             NitroMed Warranties.  NitroMed represents and warrants to Elan as of the Effective Date, as follows:

11.2.1                       NitroMed has the right to enter into this Agreement.

11.2.2                       There are no agreements between NitroMed and any third party that conflict with this Agreement.

11.2.3                       NitroMed has not been notified of, nor to the best of its knowledge with no special search are there any, infringement proceedings, actions, suits or complaints pending against nor any outstanding injunctions, judgments, orders, decrees, rulings or other charges against, NitroMed or any Affiliate of NitroMed in connection with the NitroMed Patents or the NitroMed Know How in the Territory that may affect the making, using, or selling of the Product.

11.2.4                       NitroMed has not been notified of any allegation by a third party that the application of the NitroMed Patents or the NitroMed Know-How in the Territory as it may concern the making, using, or selling of the Product infringes the intellectual property rights of a third party, nor to the best of its knowledge with no special search has any such allegation been made.

11.3.                             Mutual Indemnification.  Each of the parties shall indemnify and hold harmless the other party against all Claims insofar as they arise out of any breach by the first party of any of its obligations or warranties under this Agreement or from the first party’s fraud or wilful misconduct.

11.4.                             Infringement Claims.  The parties acknowledge that Clause 3.4 contains the parties’ full agreement as regards liability for Infringement Claims, save to the extent that Clause 3.4 incorporates other provisions of this Agreement by specific cross-reference.

11.5.                             Indemnification (Medical Claims). NitroMed shall indemnify Elan against all Claims made or brought against Elan seeking damages for personal injury (including death) and/or for the cost of medical treatment, caused by or attributed to the Product, but without prejudice to any right of indemnification NitroMed may have against EDDI or EHI under the Development Agreement or the Supply Agreement respectively.

11.6.                             Sub-licensees.  With reference to Clause 2.2.5, NitroMed shall indemnify and hold harmless Elan to the extent that any Claims arise out of any such acts or omissions of any sub-licensee.

11.7.                             Conduct of Claims.  Subject to Clause 11.8, the party seeking an indemnity shall:

11.7.1                       fully and promptly notify the other party of any claim or proceedings, or threatened claim or proceedings;

11.7.2                       permit the indemnifying party to take full control of such claim or proceedings, with counsel of the indemnifying party’s choice, provided that the indemnifying party shall reasonably and regularly consult with the indemnified party in relation to the progress and status of such claim or proceedings;

11.7.3                       co-operate in the investigation and defense of such claim or proceedings; and

11.7.4                       take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

The indemnifying party may settle a Claim on terms which provide only for monetary relief and do not include any admission of liability.  Save as aforesaid, neither the indemnifying party nor the party to be indemnified shall acknowledge the validity of, compromise or otherwise settle any Claim without the prior written consent of the other, which shall not be unreasonably withheld.

11.8.                             Pursuant to the procedure set out in Clause 3.5 and the monetary limits set out therein, NitroMed may settle an Infringement Claim of the type referred to therein on terms which provide only for monetary relief and/or the grant by the plaintiff in such Infringement Claim of a license solely relating to the Product and not to any other product and do not include any admission of liability, infringement, or invalidity or unenforceability of any of the Elan Intellectual Property.  Save as aforesaid, neither Elan nor NitroMed shall acknowledge the validity of, compromise or otherwise settle any such Infringement Claim without the prior written consent of the other, which shall not be unreasonably withheld.

11.9.                             Exclusion of Implied Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NITROMED ACKNOWLEDGES THAT THE ELAN LICENSE IS GRANTED ON AN “AS IS” BASIS, WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS.

11.10.                       Exclusion of Consequential Loss.  WITHOUT PREJUDICE TO THE OBLIGATION OF EITHER PARTY TO INDEMNIFY THE OTHER IN RESPECT OF CLAIMS BY A THIRD PARTY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ELAN AND NITROMED SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

11.11.                       Extension of Indemnification.  Where this Agreement provides for the indemnification of a party to this Agreement or for the limitation of a party’s liability, such indemnification and/or limitation (as the case may be) shall also apply for the benefit of such party’s Affiliates and the employees, officers, directors and agents of any of them, acting in such capacity.

11.12.                       Inherent Risk.  It is hereby acknowledged that there are inherent uncertainties involved in the development and registration of pharmaceutical products and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration outlined in this Agreement.  Accordingly, Elan and NitroMed shall have no liability to each other as a result of the failure of the Product to obtain Regulatory Approval, and Elan will have no liability to NitroMed as a result of any failure or delay of the Product to achieve the Product Specifications (as defined in the Development Agreement) or one or more of the milestones set out in the R&D Program and/or to obtain Regulatory Approval in one or more countries of the Territory.  The foregoing shall not derogate from the responsibilities and obligations of each of Elan and NitroMed pursuant to the terms of this Agreement.

11.13.                       Insurance.  Throughout the Term, and for a period of five (5) years thereafter, each party shall maintain comprehensive general business liability insurance coverage, with minimum limits of $10,000,000 per occurrence and $10,000,000 annual aggregate of all claims.  In addition, from and after the later of NitroMed’s commercial launch of the Product, during the Term, and for a period of one (1) year thereafter, each party shall maintain product liability insurance coverage, with minimum limits of $10,000,000 per occurrence and $10,000,000 annual aggregate of all claims.

Each party shall provide the other party with a certificate from the insurance company verifying the above and shall notify the other party in writing at least 30 days prior to the expiration or termination of such coverage.

12.            CONFIDENTIALITY

12.1.                             Confidential Information:  The parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Product and the processes, services and business of the disclosing party.

The foregoing shall be referred to collectively as “Confidential Information”.

12.2.                             Exclusion.  Confidential Information shall be deemed not to include:

12.2.1                       information which is in the public domain prior to disclosure;

12.2.2                       information which is made public through no breach of this Agreement;

12.2.3                       information which is independently developed by a party without reference to the other party’s Confidential Information, as evidenced by such party’s written records; or

12.2.4                       information that becomes available to a receiving party on a non-confidential basis, whether directly or indirectly, from a source other than the other party hereto, which source did not acquire this information on a confidential basis.

12.3.                             Use of Confidential Information.  Any Confidential Information disclosed by the disclosing party shall be used by the receiving party exclusively for the purposes of fulfilling the receiving party’s obligations, or exercising the receiving party’s rights, under this Agreement and for no other purpose.

12.4.                             Non-Disclosure.  Except as otherwise specifically provided in this Agreement, each party shall disclose Confidential Information of the other party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the party’s obligations under this Agreement, and not to any other third party.

12.5.                             Obligation to Inform.  Each party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and to obtain their agreement to confidentiality obligations no less onerous in any respect than those set forth herein as a condition of receiving Confidential Information.

12.6.                             Care.  Each party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other party.

12.7.                             Return of Information.  Upon termination or expiration of this Agreement, each party shall promptly, upon request of the other party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 12.

12.8.                             Attribution.  Any breach of this Clause 12 by any person informed by one of the parties is considered a breach by the party itself.

12.9.                             Acknowledgment.  The parties agree that the obligations of this Clause 12 are necessary and reasonable in order to protect the parties’ respective businesses.  The parties further agree that monetary damages may be inadequate to compensate a party for any breach by the other party of its covenants and agreements with respect to confidentiality, and that each party shall be entitled to seek injunctive or other equitable relief against the threatened or continued breach of those provisions, in addition to with any other remedy which may be available.

12.10.                       Compound Data.  For the purpose of demonstrating to third parties the benefits of the Elan Technology, Elan shall be entitled, subject to the prior written consent of NitroMed, to disclose to third parties the Compound Data provided that Elan does not disclose NitroMed’s name or the name of the Compound. Prior to any such disclosure, Elan and NitroMed shall agree on a mutually acceptable scope of disclosure for the Compound Data. For the avoidance of doubt, Elan shall be entitled, without the consent of NitroMed, to disclose any portion of the Compound Data already in the public domain.

12.11.                       Announcements.  No announcement or public statement concerning the existence, subject matter or any term of this Agreement, or its performance, shall be made by or on behalf of any party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.  Notwithstanding any provision in this Agreement to the contrary, following the initial disclosure relating to the terms of this Agreement on a Form 8-K and an application for confidential treatment filed with the U.S. Securities and Exchange Commission (on both of which the parties shall collaborate), the parties may make such announcements or public statements concerning the existence, subject matter or any term of this Agreement to the extent required by applicable law or regulation (including, without limitation, any requirements of any stock exchange, Nasdaq or the U.S. Securities and Exchange Commission); provided, however, that neither party shall, without the consent of the other party, disclose any term which remains confidential pursuant to the confidential treatment application filed with the U.S. Securities and Exchange Commission.

12.12.                       Required Disclosures.  A party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

12.12.1                 a valid order of a court or Governmental Authority; or

12.12.2                 any other requirement of law or any securities or stock exchange;

provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other party prompt notice of such fact to enable the other party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure, including confidential treatment and/or appropriate redactions.

The Disclosing Party shall fully co-operate with the other party in connection with that other party’s efforts to obtain any such order or other remedy.  If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

13.            MISCELLANEOUS PROVISIONS

13.1.                             Force Majeure.  Neither party shall be liable for failure or delay in the performance of any of its obligations under this Agreement if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such party as soon as practicable.

13.2.                             Assignment and Change of Control.

13.2.1                       Elan shall be entitled, without prior consent, to assign or subcontract, in whole or in part, its rights and obligations under this Agreement to an Affiliate or in connection with the sale or transfer of all or substantially all of the Elan Intellectual Property provided that Elan fully compensates NitroMed for any adverse tax consequence that may arise from the assignment.

13.2.2                       NitroMed shall be entitled, without prior consent, to assign or subcontract, in whole or in part, its rights and obligations under this Agreement to an Affiliate or to a third party in connection with the sale and transfer of all NitroMed’s business assets relating to this Agreement provided that:

(i)                                     the assignment does not grant manufacturing rights to a Technological Competitor;

(ii)                                  NitroMed fully compensates Elan for any adverse tax consequences that may arise from the assignment; and

(iii)                               where the assignee is a Technological Competitor, Elan shall have the right to refuse to grant its consent to the assignment unless the conditions of Clause 2.2.1 (a) to (d), as applied to assignment to a Technological Competitor, have been satisfied.

13.2.3                       Except as provided for in Clauses 13.2.1 and 13.2.2, this Agreement may not be assigned by a party without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

13.2.4                       Elan shall be entitled to terminate this Agreement by notice in writing to NitroMed in the event a Technological Competitor obtains Control of NitroMed during the Term of this Agreement unless the conditions set out in Clause 2.2.1(a) to (d), as applied to a Technological Competitor acquiring Control, have been satisfied. For the purposes of this Clause 13.2.4 “Control” will have been obtained where a person or persons acting in concert acquire the direct or indirect ownership of more than 50% of the issued  voting shares or 50% of the other voting rights, if applicable, to elect directors.

13.3.                             Parties Bound.  This Agreement shall be binding upon and run for the benefit of the parties, their successors and permitted assigns.

13.4.                             Relationship of the Parties.  In this Agreement, nothing shall be deemed to constitute a partnership between the parties or make either party an agent for the other, for any purpose whatsoever.

13.5.                             Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to its subject matter, and except as otherwise expressly provided, supersedes all prior representations, writings, negotiations or understandings with respect to that subject matter.

Nothing in this Clause 13.5 shall exclude any liability which any party would otherwise have to the other party or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

13.6.                             Severability.  If any provision in this Agreement is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable, or if it cannot be so amended without materially altering the intention of the parties, it will be deleted, but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

13.7.                             Further Assurance.  Each party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

13.8.                             Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

13.9.                             Waivers.  A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.  No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

13.10.                     Variations.  No variation of this Agreement shall be effective unless it is made in writing and signed by each of the parties.

13.11.                     Notices.

13.11.1                A notice under or in connection with this Agreement (a “Notice”)

(a) shall be in writing; and

(b) may be delivered personally or sent by first class post (and air mail if overseas) by any internationally recognized overnight courier or by fax to the party due to receive the Notice at its address set out below.

13.11.2                The address referred to in Clause 13.12.1 is:

(a)           in the case of Elan:

Address:	Elan Pharma International Limited
Monksland Industrial Estate
Athlone
Co. Westmeath
Ireland

Fax:	+353 9064 95402

Marked for the attention of:  Vice President & Legal Counsel

(b)           in the case of NitroMed:

Address:	125 Spring Street
Lexington
MA 02421-7801
United States of America

Fax:	+1 781-274 8080

Marked for the attention of:  Vice President Finance

13.12.                     Set-off.  Each of the parties will be entitled but not obliged to set-off against any amount of money payable to it by the other party under this Agreement, any amount of money payable by it to the other party under this Agreement.

13.13.                     Governing Law and Jurisdiction:  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules, and shall be subject to the exclusive jurisdiction of the State and Federal Courts located in New York, New York.

***

SCHEDULE 1	TECHNOLOGICAL COMPETITORS OF ELAN

[**]

SCHEDULE 2

KEY TERMS FOR SUPPLY AGREEMENT

Capitalized terms used and not otherwise defined in this Schedule shall have the meaning ascribed to such term in the License Agreement.

1.               EHI shall supply Product to NitroMed in the Territory for commercial supplies, subject to Clause 8 below.  EHI to use commercially reasonable efforts to meet NitroMed supply requirements.

2.               EHI to own and be responsible for (i) filing regulatory approvals in regard to Elan Technology, (ii) DMFs that EHI or its Affiliates may file in respect of Elan Technology and the application of Elan Technology as regards the Product and/or the manufacture of Product, and (iii) all necessary manufacturing approvals for the commercial manufacture of the Product.  NitroMed to be responsible for filing for and maintaining all other necessary Regulatory Approvals.

3.               EHI to supply Product that conforms to agreed specifications and to all applicable laws and regulations for supply and manufacturing, including cGMP, within the Territory.  Product to be provided EXW in defined packaging configuration (bulk or finished).  Product packaging to conform to specifications agreed with and  approved by the FDA or other relevant regulatory body in the Territory.

4.               Detailed forecasting, ordering and delivery provisions to be negotiated in good faith between the parties and to be fully set out in the Supply Agreement, the foregoing to include (i) a provision that delivery periods for binding purchase orders of Product shall be commensurate with the Product manufacturing lead time and (ii) NitroMed shall be entitled to cancel any Purchase Order for Product provided Elan is compensated by NitroMed for the non-recoverable cost incurred in manufacturing the Product up to the date of notification of any such cancellation plus the full margin that would otherwise have been earned by Elan if the Product Purchase Order had not been cancelled. The parties agree that during the agreed “launch period” the forecasting and ordering provisions may differ to reflect the respective challenges for both parties during this period.

5.               NitroMed shall in a timely fashion review and approve proposed changes in advance of their implementation specific to the Product manufacturing, testing, or controls documentation which require prior Regulatory Authority approval.

6.               NitroMed to have right to audit EHI and subcontractors relevant to the Product manufacturing and testing in conformance with cGMPs no more than once per calendar year, or for just cause provided in each case that reasonable advance notice is provided to EHI.

7.               NitroMed to order safety stock through agreed order and forecast procedures.  EHI shall not hold safety stock.

8.               NitroMed shall have a Manufacturing License and the right to obtain Product from the Alternate Source in the event of an EHI “serious failure to supply”, the meaning of such term to be negotiated in good faith and defined in the Supply Agreement.  The cost of such technology transfer shall be borne by NitroMed.   Otherwise NitroMed may only source such quantities of Product from the Alternate Source as are necessary to maintain its qualification.

9.               Release and rejection provisions reasonably acceptable to the parties, with EHI to have a specified time to rectify the issue. NitroMed to be refunded where problem cannot be rectified within specified time save where it is established that the non-conformity is due to the negligent acts or omissions of NitroMed.

10.         NitroMed to be responsible for coordinating any Product recall and ensuring that recalls are conducted in a commercially reasonable manner.  Costs of recall shall be borne by NitroMed unless the recall arises from EHI’s failure to supply Product in accordance with agreed specifications or cGMP or from the negligent acts or omissions of EHI in manufacturing the Product.

11.         EHI responsible for compliance to cGMP, applicable laws for supply and manufacture, and adherence to specifications. NitroMed responsible for marketing and promotion and for recalls and indemnification arising otherwise. Indemnification provisions will correspond to such responsibilities.

12. NitroMed shall pay to EHI a fixed sum per dosage unit for the Product, which such sum will be specified in the Supply Agreement and shall be [**]%.  For purposes of this calculation, the cost of manufacturing shall be as described in Schedule 3 and in accordance with US GAAP. For the avoidance of doubt, EHI shall not include costs associated with [**]. On the second anniversary of the first Product launch date (or such other date as may be agreed between the parties) the parties shall enter into good faith negotiations to settle [**] for commercial supplies of Product. From the time the price for commercial supplies is agreed as aforesaid, thereafter the price for such commercial supplies of Product shall be as EHI notifies to NitroMed from time to time provided that during the term of the Supply Agreement price increases for commercial supplies of Product shall be limited to the [**], as compared to the most recent price adjustment for Product.  In addition, if (i) the price EHI must pay for the active ingredients (or other raw materials) used to manufacture the Product increases by a percentage in excess of [**], (ii) additional regulatory obligations are imposed on EHI by law or a Governmental Authority; or (iii) any other price increase is required or agreed resulting from changes to Product specifications, EHI may increase the price of the Product by [**].  The parties agree that NitroMed will be [**] on the date of the License Agreement.  For the avoidance of doubt, NitroMed [**] with the manufacture of the Product.

13.  NitroMed shall have audit rights in order to verify EHI manufacturing costs, such audit to occur (i) in the first two years, no more than twice per annum; and (ii) thereafter, no more than once per annum, and upon reasonable advance notice to EHI.

14.       The parties shall agree minimum volumes of product to be ordered by NitroMed under the Supply Agreement, such minimum volumes to take effect [**] months after the first launch of the Product. EHI shall ensure that sufficient capacity is available during the term of the Supply Agreement to manufacture such minimum volumes.  In the event that the actual quantities of Product ordered by NitroMed fall below such minimum volumes, NitroMed shall pay to EHI an annual capacity fee equal to [**]% of the applicable price of shortfall of Product ordered for delivery in that year.   Shortfall shall mean the amount, if any, by

which in the calendar year in question the quantities of Product properly ordered is less than the minimum volumes.   The parties further agree that the Supply Agreement shall include a mechanism whereby EHI shall be entitled to terminate the Supply Agreement  where there is a failure to meet minimum volume requirements and subject to conditions (to include tech transfer to a third party).  The parties further agree that as part of the negotiations of the Supply Agreement there will be good faith discussions on additional EHI termination rights in circumstances other than failure to meet minimum volume requirements.

15.  Term of the Supply Agreement will be the term of the License Agreement.

SCHEDULE 3

Product Manufacturing Costs

The following costs are Product Manufacturing Costs which are prepared by EHI.

1.                                      Direct Materials

                                               Materials used in the manufacturing process that are traced directly to the completed product and include:

-                                            Inert raw materials or excipients.

-                                            Active substances/ingredients.

-                                            Packaging components such as bottles, caps, labels, etc.

2.                                      Direct Labor

                                               The cost of employees engaged in production activities which are directly identifiable with product costs.  Excludes supervision, which is included in indirect labor, and production support activities such as inspection, plant and equipment maintenance labor, and material handling personnel.  Direct Labor cost includes:

-                                            Base pay, overtime, vacation and holidays, illness, personal with pay and shift differential.

-                                            Cost of employee fringe benefits such as health and life insurance, payroll taxes, welfare, pension and profit sharing.

3.                                      Indirect Manufacturing Costs

                                               Costs which are ultimately allocated to product based on standard labor hours of the operating departments.  These costs include:

-                                            Indirect Production Labor: Salaries of employees engaged in production labor which are not classified as direct labor, including supervision, clerical, etc.

-                                            Costs of Direct Labor:  Employees not utilized for the manufacturing of product such as training, downtime and general duties.

-                                            Indirect Materials:  Supplies and chemicals which are used in the manufacturing process and are not assigned to specific products but are included in manufacturing overhead costs.  Includes supplies which are either common to several products or for which direct assignment to products is not practical.

-                                            Utilities:  Expenses incurred for fuel, electricity and water in providing power for production and other plant equipment.

-                                            Maintenance and Repairs:  Amount of expense incurred in-house or purchased to provide services for plant maintenance and repairs of facilities and equipment.

-                                            Other Services:  Purchased outside services and rentals such as the cost of security, ground maintenance, etc.

-                                            Depreciation: Of plant (being manufacturing and laboratory premises and buildings and the service, maintenance and renovation thereof) on the basis of a 40 year life and equipment (being handling, storage, manufacturing, processing and testing machinery and equipment) on the basis of a 10 year life utilizing the straight-line method of calculation.

-                                            Insurance:  Cost of comprehensive and other insurance necessary for the safeguard of manufacturing plant and equipment, and business interruption.

-                                            Taxes:  Expense incurred for taxes on real and personal property (manufacturing site, buildings, and the fixed assets of equipment, furniture and fixtures, etc.).  If manufacturing site includes other operations (marketing, research, etc.), taxes are allocated on the basis of total real and personal property.

-                                            Cost of Manufacturing Service Department such as:

•                                                 Packaging Engineering.

•                                                 Manufacturing Maintenance.

•                                                 Industrial Engineering.

•                                                 Receiving and Warehousing.

•                                                 Purchasing and Accounting.

•                                                 Inventory Management.

•                                                 Plant Materials Management.

•                                                 Central Weigh.

•                                                 Manufacturing Administration.

-                                            Allocation Costs of Services Provided to Manufacturing including (where applicable):

•                                                 Cafeteria

•                                                 Personal Operations

•                                                 Health and Safety Services

•                                                 Division Engineering and Operations Services

•                                                 Plant Services (housekeeping)

•                                                 Manufacturing Information Systems

•                                                 Plant Power

•                                                 Office of VP Manufacturing

                                               Various bases are used for allocating these costs to manufacturing operating departments including headcount, square feet, metered utilities use, estimated services rendered, EDP computer hours etc.

4.                                      Quality Assurance Costs

                                               Direct labor and indirect costs for Quality Assurance departments testing and approving materials used in manufacturing and completed manufacturing batches and finished products.  This includes all manufacturing in-process testing and testing of finished materials.  Excluded from product costs are QA costs related to research and development testing and testing which is allocated back to appropriate manufacturing sites.

5.                                      Inventory Carrying Costs

                                               Inventory carrying costs which relate to personnel and warehousing, but excluding any application of interest costs suffered as a result of carrying inventory.

SIGNED

/s/ Paul Breen
Duly authorised for and on behalf of:
ELAN PHARMA INTERNATIONAL LIMITED

SIGNED

/s/ Kenneth M. Bate
Duly authorised for and on behalf of:
NITROMED, INC.